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                                                                    EXHIBIT 99.1




                    COMMERCIAL NATIONAL FINANCIAL CORPORATION
                                 DIVIDEND REPORT

Ithaca, Michigan, December 1, 2003--

Jeffrey S. Barker, President and CEO of Commercial Bank and its holding company, Commercial National Financial Corporation, announced that on November 19, 2003, the Board of Directors declared a cash dividend of 14 cents per share to be paid on January 2, 2004, to shareholders of record as of December 15, 2003. This brings the total cash dividends paid during 2003 to 54 cents per share compared to 51 cents per share during 2002. The total represents an increase of 3 cents per share or 5.9%, adjusted for the 5% stock dividend issued in November both years. The annualized fourth quarter dividend provides a yield of 5.33% based upon the most recent stock price of $10.50 per share.

Commercial Bank with assets of $230,000,000, operates full service banking offices in Alma, Greenville, Ithaca, Middleton, Mt. Pleasant, Pompeii, and St. Louis.


Contact:
Dan Raleigh
Vice President
989-875-5504